EXHIBIT 6


                             ALLEGHENY ENERGY, INC.

                           EDISON ELECTRIC INSTITUTE

                              FINANCIAL CONFERENCE

                              October 24-27, 2004



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Challenge:  Environmental Issues

--   In compliance with all environmental laws

--   Evaluating options for the future

-- If install scrubbers/SCRs at 5 remaining major units, estimated cost = $1.3 billion

--   In discussions with state/federal authorities